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Exhibit 99.1

BUSINESS INFORMATION REGARDING
DEVON MIDSTREAM HOLDINGS, L.P.

Overview

        Devon Midstream Holdings, L.P. ("Midstream Holdings") is a limited partnership recently formed by Devon Energy Corporation ("Devon") to own, operate, develop and acquire midstream assets in North America. Midstream Holdings will gather, process and transport natural gas, primarily for Devon, pursuant to long-term contracts that include fee-based rates, annual rate escalators and primary terms of 10 years. Midstream Holdings will also fractionate natural gas liquids ("NGLs") into component NGL products. Under its gathering and processing agreements, Midstream Holdings will not have direct exposure to natural gas and NGL prices because it will not take title to the natural gas that it will gather, process and transport or the NGLs that it will fractionate. Its midstream assets are integral to the success of Devon's oil and natural gas exploration and production operations. A glossary of some of the industry terms used in this filing is included as Annex I to this Exhibit 99.1.

        Midstream Holdings will own substantially all of Devon's U.S. midstream assets, consisting of natural gas gathering and transportation systems, natural gas processing facilities and NGL fractionation facilities located in Texas and Oklahoma. Midstream Holdings' primary assets will consist of three processing facilities with 1.3 Bcf/d of natural gas processing capacity, approximately 3,685 miles of pipelines with aggregate capacity of 2.9 Bcf/d and fractionation facilities with up to 160 MBbls/d of aggregate NGL fractionation capacity. These assets include the following systems and facilities.

  •
  Barnett assets—Midstream Holdings will own the following midstream assets in the Barnett Shale:

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  Bridgeport processing facility—This natural gas processing facility is one of the largest processing plants in the U.S. with 790 MMcf/d of processing capacity, 63 MBbls/d of NGL production capacity and 15 MBbls/d of NGL fractionation capacity.

  •
  Bridgeport rich gathering system—This rich natural gas gathering system consists of approximately 2,442 miles of low- and intermediate-pressure pipeline segments with approximately 145,000 horsepower of compression.

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  Bridgeport lean gathering system—This lean natural gas gathering system consists of approximately 300 miles of low-, intermediate- and high-pressure pipeline segments with approximately 59,000 horsepower of compression.

  •
  Acacia transmission system—This transmission system consists of approximately 120 miles of pipeline, associated storage and approximately 17,000 horsepower of compression and interconnects the tailgate of the Bridgeport processing facility and the Bridgeport lean gathering system to intrastate pipelines as well as two local power plants.

  •
  East Johnson County gathering system—This natural gas gathering system consists of approximately 270 miles of low-, intermediate- and high-pressure pipeline segments with approximately 41,000 horsepower of compression.

  •
  Cana system—This natural gas gathering and processing system is located in the Cana-Woodford Shale in West Central Oklahoma and consists of a 350 MMcf/d processing facility, 30 MBbls/d of NGL production capacity and approximately 413 miles of associated low-, intermediate- and high-pressure pipeline segments with approximately 92,500 horsepower of compression.

  •
  Northridge system—This natural gas gathering and processing system is located in the Arkoma-Woodford Shale in Southeastern Oklahoma and consists of a 200 MMcf/d processing facility, 17 MBbls/d of NGL production capacity and approximately 140 miles of associated low-, intermediate- and high-pressure pipeline segments with approximately 18,000 horsepower of compression.

  •
  Gulf Coast Fractionators—Midstream Holdings will own a 38.75% economic interest in Gulf Coast Fractionators, an NGL fractionator located on the Texas Gulf Coast at the Mont Belvieu hub. This facility has a capacity of approximately 120 MBbls/d to 145 MBbls/d depending on the composition of the inlet NGL stream.

About Devon

        Devon (NYSE: DVN) is a leading independent energy company engaged primarily in the exploration, development and production of crude oil, natural gas and NGLs. Devon's operations are concentrated in various onshore areas in the U.S. and Canada. As of November 1, 2013, Devon had a total equity market capitalization of over $25 billion and an investment-grade credit rating.

        Devon will dedicate approximately 795,000 net acres to Midstream Holdings pursuant to various gathering and processing agreements. Please read "—Midstream Holdings' Contractual Relationship with Devon" below. Devon had approximately 2.2 BBoe of proved reserves in the U.S. as of December 31, 2012, of which approximately 1.3 BBoe, or 59%, was associated with this dedicated acreage. For the nine months ended September 30, 2013, Devon's average U.S. production was 515 MBoe/d, with approximately 240 MBoe/d, or 47%, associated with this dedicated acreage.

        Devon is the largest natural gas producer in the Barnett and Cana-Woodford Shales, the largest NGL producer in the Barnett Shale and one of the largest NGL producers in the Cana-Woodford Shale. In 2012, Devon drilled 322 gross wells in the Barnett Shale with exploration and production capital expenditures of $920 million and drilled 164 gross wells in the Cana-Woodford Shale with exploration and production capital expenditures of approximately $900 million. As of December 31, 2012, Devon held 620,000 net acres in the Barnett Shale, 260,000 net acres in the Cana-Woodford Shale and 60,000 net acres in the Arkoma-Woodford Shale. Devon has drilled over 5,000 gross wells in the Barnett Shale since 2002 and in 2013 expects to drill approximately 153 gross wells with budgeted exploration and production capital expenditures of approximately $540 million. In the Cana-Woodford Shale, Devon has drilled more than 600 gross wells to date and in 2013 expects to drill approximately 100 gross wells with budgeted exploration and production capital expenditures of approximately $425 million. In addition to its current drilling schedule, Devon has identified thousands of additional drilling locations in each of these areas.

Business Strategies

        Midstream Holdings' principal business objective is to enhance value over time while ensuring the ongoing stability of its business. Midstream Holdings expects to achieve this objective through the following business strategies:

        Grow organically in support of Devon's upstream portfolio development.    As Devon develops the approximately 795,000 net acres dedicated to Midstream Holdings' systems, Midstream Holdings expects its gathering, processing and transportation volumes to grow. For example, Devon expects to drill 253 gross wells in each of the Barnett and Cana-Woodford Shales in 2013, with total capital expenditures of over $965 million. Substantially all volumes resulting from Devon's 2013 capital program in these areas are dedicated to Midstream Holdings, and Midstream Holdings will benefit from Devon's continued development of these areas, through its long-term acreage dedications and fee-based contracts with Devon. Midstream Holdings also expects to target economically attractive organic growth and greenfield construction opportunities in areas where Devon has significant undeveloped acreage that is not currently dedicated to any midstream system and that may require additional midstream infrastructure. In addition, Devon is economically incentivized to provide Midstream Holdings opportunities to support its exploration and production operations in new geographic areas it develops or acquires from third parties. Devon is under no obligation, however, to develop the acreage dedicated to Midstream Holdings or dedicate any additional acreage to Midstream Holdings.

        Maximize value through long-term fixed-fee contracts and minimum volume commitments from Devon.    Midstream Holdings will enter into 10-year fixed-fee contracts with annual rate escalators covering all of its gathering and processing facilities. Additionally, in order to minimize volumetric exposure, these contracts will include five-year minimum volume commitments at the Bridgeport processing facility, Bridgeport and East Johnson County gathering systems and Cana and Northridge systems.

Competitive Strengths

        Midstream Holdings believes that it will be able to successfully execute its business strategies because of the following competitive strengths:

        Significant relationship with Devon.    Midstream Holdings' relationship with Devon provides it with access to Devon's extensive operational and commercial expertise, which Midstream Holdings believes will facilitate the execution of its business strategies and allow it to enhance value over time. Midstream Holdings believes Devon is incentivized to promote and support Midstream Holdings' business plan and to pursue projects that enhance the overall value of its business.

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  Retained interest in Midstream Holdings—Because of Devon's retained interest in Midstream Holdings, Devon is positioned to directly benefit from growth of the volumes on Midstream Holdings' systems from both Devon and third parties and its accretive acquisition of other midstream assets from Devon and third parties.

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  Long-term natural gas gathering and processing contracts—Midstream Holdings will enter into 10-year gathering and processing agreements with Devon pursuant to which Devon has agreed to provide Midstream Holdings with acreage dedications within the Barnett, Cana-Woodford and Arkoma-Woodford Shales. These agreements also include five-year minimum volume commitments and annual rate escalators. Please read "—Midstream Holdings' Contractual Relationship with Devon" below.

        Strategically-located midstream assets.    Midstream Holdings will own substantially all of Devon's U.S. midstream asset portfolio, which is primarily located in the Barnett, Cana-Woodford and Arkoma-Woodford Shales. All of Midstream Holdings' assets have access to major natural gas and NGL markets through connections to interstate and intrastate pipelines. Furthermore, Midstream Holdings' areas of operation are proximate to well-developed natural gas and NGL midstream infrastructure and oilfield services providers, which it believes reduces the risk of production delays and facilitates adequate takeaway capacity.

Midstream Holdings' Contractual Relationship with Devon

        Upon the consummation of the mergers, Midstream Holdings will enter into a 10-year transportation contract with Devon for the Acacia transmission system as well as the following additional fee-based agreements with Devon:

Contract	Contract Term (Years)	Minimum Gathering Volume Commitment (MMcf/d)	Minimum Processing Volume Commitment (MMcf/d)	Minimum Volume Commitment Term (Years)	Annual Rate Escalators
Bridgeport gathering and processing contract(1)	10	850	650	5	CPI
East Johnson County gathering contract	10	125	—	5	CPI
Northridge gathering and processing contract	10	40	40	5	CPI
Cana gathering and processing contract	10	330	330	5	CPI

(1)
The Bridgeport gathering and processing contract includes volume commitments to the Bridgeport processing facility, as well as the Bridgeport gathering systems.

Midstream Holdings' Assets

        Midstream Holdings' assets will include natural gas gathering, processing and transmission systems as well as NGL fractionation facilities. Midstream Holdings will gather natural gas from the wellhead and central receipt points on its systems, deliver it to its facilities for processing and deliver the residue natural gas to intrastate or interstate pipelines, including Midstream Holdings' Acacia transmission system, for transmission to downstream markets and wholesale customers such as power plants, industrial customers and local distribution companies. Most raw mix NGLs produced from Midstream Holdings' Bridgeport facility are shipped though interstate pipelines to Gulf Coast Fractionators for fractionation, with minimal volumes sold locally.

        Midstream Holdings' gathering and transmission network will consist of approximately 3,865 miles of pipelines that, in the aggregate, collect wellhead natural gas from approximately 5,735 receipt points. Midstream Holdings' gathering systems will all include compression, allowing each system to operate at lower pressures and provide sufficient discharge pressure from the compressor to deliver natural gas into higher pressure pipeline systems.

        Midstream Holdings' gathering, processing and transmission assets will consist of its Barnett assets and Cana and Northridge systems shown on the following map:

        The following table provides information relating to the primary gathering systems of Midstream Holdings:

					Nine Months Ended September 30, 2013
			Compression(3)			Average Throughput (Thousands of MMBtu/d)
	Approximate Length (Miles)	Approximate Receipt Points			Estimated Capacity (MMcf/d)			Devon Volume %
Gathering and Transmission Pipelines			(Units)	(HP)
Barnett Assets:
Bridgeport rich	2,442	3,830	87	144,959	800	863.0	(1)	92
Bridgeport lean	300	910	23	58,782	350	265.5		98
Acacia	120	5	7	16,622	920	743.5		100
East Johnson County	270	550	18	40,903	260	240.4		93
Cana	413	280	21	92,499	530	313.1		100
Northridge	140	160	7	17,895	75	70.6		100

Total	3,685	5,735	163	371,660	2,935	2,496.1		95	(2)

(1)
Natural gas gathered by the Bridgeport rich gathering system contains approximately 1.1 to 1.2 Btu per cubic foot before processing.

(2)
Represents a weighted average of the percent of throughput attributable to Devon.

(3)
Includes power generation units.

        The following table provides information relating to Midstream Holdings' processing and fractionation facilities.

				Nine Months Ended September 30, 2013
		Estimated NGL Production Capacity (MBbls/d)	Estimated NGL Fractionation Capacity (MBbls/d)
Processing and Fractionation Facilities	Processing Capacity (MMcf/d)			Average Inlet (MMcf/d)		Devon Volume %
Bridgeport	790	63	15	694		92
Cana	350	30	0	233		100
Northridge	200	17	0	111		52
Gulf Coast Fractionators(1)	N/A	N/A	120 to 145	117	(2)	63

Total	1,340	110	135 to 160	1,155	(3)	87	(4)

(1)
Midstream Holdings owns a 38.75% economic interest in Gulf Coast Fractionators.

(2)
Average inlet for Gulf Coast Fractionators is in MBbls/d.

(3)
Excludes Gulf Coast Fractionators.

(4)
Excludes Gulf Coast Fractionators and represents a weighted average of the percentage of volumes attributable to Devon.

Barnett Assets

        The Barnett assets consist of a processing facility, a transmission system, one rich gathering system and two lean gathering systems. For the nine months ended September 30, 2013, the Barnett assets gathered and transported an average of 2.1 million MMBtu/d and processed natural gas resulting in 0.6 million MMBtu/d of residue natural gas and 57 MBbls/d of raw mix NGLs. The Barnett assets include:

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  Bridgeport processing facility—This natural gas processing facility is one of the largest processing plants in the U.S. with 790 MMcf/d of processing capacity, 63 MBbls/d of NGL production capacity and 15 MBbls/d of NGL fractionation capacity.

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  Bridgeport rich gathering system—This rich natural gas gathering system consists of approximately 2,442 miles of low- and intermediate-pressure pipeline segments with approximately 145,000 horsepower of compression. A substantial majority of the natural gas gathered on the system is delivered to the Bridgeport processing facility.

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  Bridgeport lean gathering system—This lean natural gas gathering system consists of approximately 300 miles of low-, intermediate- and high-pressure pipeline segments with approximately 59,000 horsepower of compression. Natural gas gathered on this system is delivered to the Acacia transmission system and intrastate pipelines without processing.

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  Acacia transmission system—This transmission system consists of approximately 120 miles of pipeline, associated storage and approximately 17,000 horsepower of compression and interconnects the tailgate of the Bridgeport processing facility and the Bridgeport lean gathering system to intrastate pipelines as well as two local power plants.

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  East Johnson County gathering system—This natural gas gathering system consists of approximately 270 miles of low-, intermediate- and high-pressure pipeline segments with approximately 41,000 horsepower of compression. Natural gas gathered on this system is delivered to intrastate pipelines without processing.

        The following map identifies the locations of the principal assets comprising Midstream Holdings' Barnett assets:

Bridgeport processing facility

        The Bridgeport natural gas processing facility, which Devon acquired in 2002, is located in Wise County, Texas, approximately 40 miles northwest of Fort Worth, Texas and has been expanded several times as a result of growth in Barnett Shale natural gas production. In addition to gas processing, the Bridgeport processing facility complex includes units that process and upgrade condensate, fractionate NGLs and serve local and regional NGL markets via truck and rail service. Since 2002, Devon has invested in additional upgrades and expansions at the Bridgeport processing facility that have increased processing capacity by approximately 140 MMcf/d of natural gas and 9 MBbls/d of NGLs.

        The Bridgeport processing facility presently consists of seven cryogenic turboexpander plants that have an aggregate throughput design capacity of 790 MMcf/d of natural gas. For the nine months ended September 30, 2013, inlet volumes averaged 694 MMcf/d of natural gas resulting in 57.2 MBbls/d of raw mix NGLs produced, together with 631,400 MMBtu/d of residue natural gas. For the year ended December 31, 2012, inlet volumes averaged 649 MMcf/d of natural gas resulting in 49 MBbls/d of raw mix NGLs produced, together with 613,100 MMBtu/d of residue natural gas.

        The Bridgeport processing facility is designed to recover raw mix NGLs including ethane, propane, isobutane, normal butane and natural gasoline from the inlet natural gas stream. The processing facility also has the ability to "reject ethane" by not recovering ethane from the natural gas inlet stream but instead leaving it in the residue natural gas stream. Ethane rejection may occur when the value of ethane is greater as a component of the residue natural gas stream than as a purity liquid product. This ability to either recover or reject ethane allows Devon and other customers to sell ethane in its most valuable state depending on market conditions. A portion of the NGL stream is fractionated through an associated 15 MBbls/d fractionator that extracts NGL purity products from the raw NGL mix. The processing facility's fractionation capability allows Devon to maximize the value of its NGL production at Bridgeport by having the ability to sell propane, butanes and natural gasoline to local area markets via truck or rail loading facilities located at the processing facility.

        Customers.    Devon is the largest customer of the Bridgeport processing facility with approximately 638 MMcf/d and 592 MMcf/d of natural gas processed for the nine months ended September 30, 2013 and the year ended December 31, 2012 respectively, which represented approximately 92% and 91% of the total volumes processed at the facility during such periods, respectively.

        Contracts.    Devon and Midstream Holdings will enter into a 10-year, fixed-fee gathering and processing agreement that will cover gathering services on the Bridgeport rich and Bridgeport lean gathering systems and processing services at the Bridgeport processing facility. This contractual arrangement will include a five-year minimum volume commitment from Devon of 650 MMcf/d of natural gas delivered to the processing facility as well as annual rate escalators.

        Delivery Points.    The Bridgeport processing facility delivers its residue natural gas to the Acacia transmission system. The majority of raw mix NGLs produced from the Bridgeport facility are delivered via Chevron Pipe Line Company's West Texas LPG pipeline and ONEOK Partners' Arbuckle NGL pipeline to Gulf Coast Fractionators for fractionation, while some NGLs are fractionated at the plant and sold locally.

Bridgeport rich gathering system

        The Bridgeport rich gathering system is comprised of a network of pipelines, compressors and related equipment that collects raw natural gas from producers within a five-county area in the Barnett Shale that includes Jack, Wise, Denton, Parker and Tarrant counties. The Bridgeport rich gathering system presently consists of approximately 2,442 miles of low- and intermediate-pressure pipeline segments with approximately 145,000 horsepower of compression. The rich gathering system isolates liquids-rich natural gas for processing and NGL recovery. As of September 30, 2013, approximately 3,830 natural gas meters were connected to this system. For the nine months ended September 30, 2013 and the year ended December 31, 2012, the Bridgeport rich gathering system gathered approximately 863,000 MMBtu/d and 818,400 MMBtu/d of natural gas, respectively.

        Customers.    Devon is the largest customer on the Bridgeport rich gathering system with approximately 794,000 MMBtu/d and 745,200 MMBtu/d of natural gas gathered for the nine months ended September 30, 2013 and the year ended December 31, 2012 respectively, which represented approximately 92% and 91% of the total throughput on the system during such periods, respectively.

        Contracts.    Devon and Midstream Holdings will enter into a 10-year, fixed-fee gathering and processing agreement that will cover gathering services on the Bridgeport rich and Bridgeport lean gathering systems and processing services at the Bridgeport processing facility. This contractual arrangement will include a five-year minimum volume commitment of a combined 850 MMcf/d of natural gas delivered for gathering into the Bridgeport rich and Bridgeport lean gathering systems as well as annual rate escalators.

        Delivery Points.    The substantial majority of the natural gas in the system is delivered to the Bridgeport processing facility for processing with limited volumes being delivered to Crosstex, Enbridge Energy Partners and Targa Resources Partners processing facilities. The residue natural gas from the Bridgeport processing facility is connected to the Natural Gas Pipeline of America, the Brazos Electric power plant and the Acacia transmission system. NGL production is delivered to Gulf Coast Fractionators for fractionation through Chevron Pipe Line Company's West Texas LPG pipeline and ONEOK Partners' Arbuckle NGL pipeline, both of which are connected to the outlet of the Bridgeport processing facility. NGLs can also be trucked and loaded onto railcars at the Bridgeport processing facility.

Bridgeport lean gathering system

        The Bridgeport lean gathering system is comprised of a network of pipelines, compressors and related equipment that collects raw natural gas from producers within a three-county area in the Barnett Shale that includes Wise, Denton and Tarrant counties.

        The Bridgeport lean gathering system presently consists of approximately 300 miles of low-, intermediate- and high-pressure pipeline segments with approximately 59,000 horsepower of compression. As of September 30, 2013, there were approximately 910 natural gas meters connected to this system. Gas gathered on this system is not processed. For the nine months ended September 30, 2013 and the year ended December 31, 2012, the Bridgeport lean gathering system gathered approximately 265,500 MMBtu/d and 298,000 MMBtu/d of natural gas, respectively.

        Customers.    Devon is the largest customer on the Bridgeport lean gathering system with approximately 260,200 MMBtu/d and 290,800 MMBtu/d of natural gas gathered for the nine months ended September 30, 2013 and the year ended December 31, 2012, respectively, which represented approximately 98% of the total throughput on the system during both periods.

        Contracts.    Devon and Midstream Holdings will enter into a 10-year, fixed-fee gathering and processing agreement that will cover gathering services on the Bridgeport rich and Bridgeport lean gathering systems and processing services at the Bridgeport processing facility. This contractual arrangement will include a five-year minimum volume commitment of a combined 850 MMcf/d of natural gas delivered for gathering into the Bridgeport rich and Bridgeport lean gathering systems as well as annual rate escalators.

        Delivery Points.    The Bridgeport lean system delivers natural gas to the Acacia transmission system, Atmos Energy, Crosstex and Enterprise Product Partners.

Acacia transmission system

        The Acacia transmission system connects the Bridgeport processing facility tailgate and the Bridgeport lean gathering system to intrastate pipelines in North Texas and two local power plants. The system is comprised of a network of pipelines, associated storage and related equipment that collects natural gas from the Bridgeport processing facility and Bridgeport lean gathering system and consists of approximately 120 miles of pipeline with approximately 17,000 horsepower of compression. For the nine months ended September 30, 2013 and the year ended December 31, 2012, the Acacia transmission system gathered approximately 743,500 MMBtu/d and 732,700 MMBtu/d of natural gas, respectively.

        Customers.    Devon is the only customer on the Acacia transmission system.

        Contracts.    Devon and Midstream Holdings will enter into a 10-year transportation agreement that will cover transmission services on the Acacia transmission pipeline. This contractual arrangement will include annual rate escalators.

        Delivery Points.    The Acacia transmission system has the ability to deliver natural gas to Atmos Energy, Brazos Electric, Enbridge Energy Partners, Energy Transfer Partners, Enterprise Product Partners and GDF Suez.

East Johnson County gathering system

        The East Johnson County gathering system, which was placed into service by Devon in 2003, is comprised of a network of pipelines and related equipment that collects raw natural gas from producers operating in the Barnett Shale in North Texas. The East Johnson County gathering system presently consists of approximately 270 miles of pipeline segments with approximately 41,000 horsepower of compression. As of September 30, 2013, there were approximately 550 natural gas meters connected to this system. For the nine months ended September 30, 2013 and the year ended December 31, 2012, the East Johnson County gathering system gathered approximately 240,400 MMBtu/d and 277,800 MMBtu/d of natural gas, respectively.

        Customers.    Devon is the largest customer on the East Johnson County gathering system with approximately 223,500 MMBtu/d and 259,100 MMBtu/d of natural gas gathered for the nine months ended September 30, 2013 and the year ended December 31, 2012, which represented approximately 93% of the total throughput on the system during both periods.

        Contracts.    Devon and Midstream Holdings will enter into a 10-year, fixed-fee gathering agreement that will cover gathering services on the East Johnson County gathering system. This contractual arrangement will include a five-year minimum volume commitment of 125 MMcf/d of natural gas delivered for gathering into the East Johnson County gathering system as well as annual rate escalators.

        Delivery Points.    The East Johnson County system delivers natural gas to Atmos Energy and Enterprise Product Partners.

Cana System

        The Cana system includes an approximately 413-mile gathering system, a multi-train 350 MMcf/d cryogenic processing plant, NGL capacity of 30 MBbls/d and a condensate stabilization facility located in the Cana-Woodford Shale in West Central Oklahoma. For the nine months ended September 30, 2013, the Cana system gathered approximately 313,100 MMBtu/d of gas and produced 17 MBbls/d of NGLs.

        The following map identifies the locations of the principal assets comprising Midstream Holdings' Cana system:

Cana processing facility

        Operations at the Cana natural gas processing facility began in 2010, with 200 MMcf/d of processing capacity and 19 MBbls/d of NGL production capacity. Since 2010, Devon has invested in upgrades and expansions to the Cana processing facility, which have increased processing capacity by approximately 150 MMcf/d of natural gas and NGL production capacity by 11 MBbls/d.

        For the nine months ended September 30, 2013, inlet volumes averaged 233 MMcf/d of natural gas resulting in 17 MBbls/d of raw mix NGLs being produced, together with 240,200 MMBtu/d of residue natural gas. For the year ended December 31, 2012, inlet volumes at the Cana processing facility averaged 209 MMcf/d of natural gas resulting in 12 MBbls/d of raw mix NGLs being produced, together with 209,700 MMBtu/d of residue natural gas.

        The Cana processing facility produces raw mix NGLs that are delivered to Mont Belvieu, Texas for fractionation through ONEOK Partners' Arbuckle NGL pipeline. Similar to the Bridgeport processing facility, the cryogenic turboexpander plants at this facility have the ability to reject ethane, allowing Devon and other customers to sell ethane in its most valuable state depending on market conditions.

        Customers.    Devon is the only customer of the Cana processing facility.

        Contracts.    Devon and Midstream Holdings will enter into a 10-year, fixed-fee gathering and processing agreement that will cover gathering services on the Cana gathering system and processing services at the Cana processing facility. This contractual arrangement will include a five-year minimum volume commitment from Devon of 330 MMcf/d of natural gas delivered to the processing facility as well as annual rate escalators.

        Delivery Points.    The residue natural gas from the Cana processing facility is delivered to Enogex and ONEOK Partners. The raw mix NGLs produced by the processing facility are delivered through ONEOK Partners' Arbuckle NGL pipeline to Mont Belvieu, Texas for fractionation.

Cana gathering system

        The Cana gathering system, which was placed into service by Devon in 2010, is comprised of a network of pipelines, compressors and related equipment that collects raw natural gas from producers operating in the Cana-Woodford Shale. The Cana gathering system presently consists of approximately 413 miles of pipeline segments with approximately 92,500 horsepower of compression. As of September 30, 2013, there were approximately 280 natural gas meters connected to this system. For the nine months ended September 30, 2013 and the year ended December 31, 2012, the Cana gathering system gathered approximately 313,100 MMBtu/d and 265,700 MMBtu/d of natural gas, respectively.

        Customers.    Devon is the only customer of the Cana gathering system.

        Contracts.    Devon and Midstream Holdings will enter into a 10-year, fixed-fee gathering and processing agreement that will cover gathering services on the Cana gathering system and processing services at the Cana processing facility. This contractual arrangement will include a five-year minimum volume commitment from Devon of 330 MMcf/d of natural gas delivered to the processing facility as well as annual rate escalators.

        Delivery Points.    The substantial majority of the natural gas in the Cana system is delivered to the Cana processing facility for processing with limited volumes being delivered to DCP Midstream, Enogex and Mustang Fuel Company processing facilities.

Northridge System

        The Northridge system includes an approximate 140-mile gathering system, a 200 MMcf/d cryogenic processing plant and NGL capacity of 17 MBbls/d located in the Arkoma-Woodford Shale in Southeastern Oklahoma. For the nine months ended September 30, 2013, the Northridge system gathered 70,600 MMBtu/d of gas and produced 9 MBbls/d of NGLs. Approximately 45% of the gas processed at the Northridge facility is not gathered by Midstream Holdings but is received on an interruptible basis from third parties who deliver the gas directly to the processing facility.

        The following map identifies the locations of the principal assets comprising Midstream Holdings' Northridge system:

Northridge processing facility

        Operations at the Northridge natural gas processing facility began in 2008, with 200 MMcf/d of processing capacity and 17 MBbls/d of NGL production capacity.

        For the nine months ended September 30, 2013, inlet volumes averaged approximately 110 MMcf/d of natural gas resulting in approximately 9 MBbls/d of raw mix NGLs being produced, together with 53,400 MMBtu/d of residue natural gas. For the year ended December 31, 2012, inlet volumes at the Northridge processing facility averaged 94 MMcf/d resulting in approximately 7 MBbls/d of raw mix NGLs being produced, together with approximately 65,500 MMBtu/d of residue natural gas.

        The Northridge processing facility produces raw mix NGLs that are delivered to Mont Belvieu, Texas for fractionation. Similar to the Bridgeport and Cana processing facilities, the cryogenic turboexpander plant at this facility has the ability to reject ethane, allowing Devon and other customers to sell ethane in its most valuable state depending on market conditions.

        Customers.    Devon is the largest customer of the Northridge processing facility with approximately 65 MMcf/d and 71 MMcf/d of natural gas processed for the nine months ended September 30, 2013 and the year ended December 31, 2012 respectively, which represented approximately 52% and 75% of the total volumes processed at the facility during such periods, respectively.

        Contracts.    Devon and Midstream Holdings will enter into a 10-year fixed-fee gathering and processing agreement that will cover gathering services for the Northridge gathering system and processing services at the Northridge processing facility. This contractual arrangement will include a five-year minimum volume commitment of 40 MMcf/d of natural gas delivered to the processing facility as well as annual rate escalators.

        Delivery Points.    The residue natural gas from the Northridge processing facility is delivered to Centerpoint, Enogex and MarkWest. Raw mix NGLs produced by the processing facility are delivered through a ONEOK Partners NGL pipeline to Mont Belvieu, Texas for fractionation.

Northridge gathering system

        The Northridge gathering system, which was placed into service by Devon in 2007, is comprised of a network of pipelines and related equipment that collects raw natural gas from producers operating in the Arkoma-Woodford Shale in Southeastern Oklahoma. The Northridge gathering system presently consists of approximately 140 miles of pipeline segments with approximately 18,000 horsepower of compression installed. As of September 30, 2013, there were approximately 160 natural gas meters connected to this system. For the nine months ended September 30, 2013 and the year ended December 31, 2012, the Northridge gathering system gathered approximately 70,600 MMBtu/d and 85,000 MMBtu/d of natural gas, respectively.

        Customers.    Devon is the only customer on the Northridge gathering system.

        Contracts.    Devon and Midstream Holdings will enter into a 10-year fixed-fee gathering and processing agreement that will cover gathering services for the Northridge gathering system and processing services at the Northridge processing facility. This contractual arrangement will include a five-year minimum volume commitment of 40 MMcf/d of natural gas delivered for gathering into the Northridge gathering system as well as annual rate escalators.

        Delivery Points.    The substantial majority of the natural gas in the Northridge system is delivered to the Northridge processing facility with limited volumes being delivered to Enogex without processing.

Gulf Coast Fractionators

        Midstream Holdings owns a 38.75% economic interest in Gulf Coast Fractionators, an NGL fractionator located on the Gulf Coast at Mont Belvieu, Texas. Phillips 66 and Targa Resources Partners own 22.50% and 38.75% partnership interests in the fractionator, respectively. Phillips 66 is the operator of the fractionator. Gulf Coast Fractionators receives raw mix NGLs from customers, fractionates the raw mix and redelivers the finished products to the customers for a fee. The facility has a capacity of approximately 120 MBbls/d to 145 MBbls/d depending on the composition of the inlet NGL stream. For the nine months ended September 30, 2013 and the year ended December 31, 2012, Gulf Coast Fractionators contributed 11% and 3%, respectively, to Midstream Holdings' net income from continuing operations.

Competition

        As a result of the relationship between Devon and Midstream Holdings, Midstream Holdings will not compete for the portion of Devon's existing operations subject to existing acreage dedication and for which Midstream Holdings will provide midstream services. For areas where acreage is not dedicated to Midstream Holdings, it will compete with similar enterprises in providing additional gathering and processing services in its respective areas of operation. Some of these competitors may expand or construct gathering, processing and transportation systems that would create additional competition for the services provided by Midstream Holdings to oil and natural gas producers. In addition, third parties that are significant producers of natural gas in Midstream Holdings' areas of operation may develop their own gathering, processing and transportation systems in lieu of employing Midstream Holdings' assets.

Safety and Maintenance Regulation

        Midstream Holdings is subject to regulation by the Department of Transportation's, or DOT, Pipeline and Hazardous Materials Safety Administration, or PHMSA. Any entity that owns or operates pipeline facilities must comply with such regulations, permit access to and copying of records, and file certain reports and provide information as required by the United States Secretary of Transportation. PHMSA may assess fines and penalties for violations of these and other requirements imposed by its regulations. Midstream Holdings believes that it is in material compliance with all regulations imposed by PHMSA.

        Midstream Holdings is subject to the Natural Gas Pipeline Safety Act of 1968, or the NGPSA, "the Accountable Pipeline and Safety Partnership Act of 1996, or APSA," and the Pipeline Safety Improvement Act of 2002, or PSIA, as reauthorized and amended by the Pipeline Inspection, Protection, Enforcement and Safety Act of 2006, or the PIPES Act. The NGPSA regulates safety requirements in the design, construction, operation and maintenance of natural gas pipeline facilities while the PSIA establishes mandatory inspections for all United States oil and natural gas transportation pipelines, and some gathering lines in high consequence areas. PHMSA regulations implementing the PSIA require pipeline operators to conduct integrity management programs, which involve frequent inspections and other measures to ensure pipeline safety in "high consequence areas," or HCAs, such as high population areas, areas that are sources of drinking water, ecological resource areas that are unusually sensitive to environmental damage from a pipeline release, and commercially navigable waterways. PHMSA has developed regulations that require pipeline operators to implement integrity management programs, including more frequent inspections and other measures to ensure pipeline safety in HCAs. The regulations require operators, including Midstream Holdings, to:

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  perform ongoing assessments of pipeline integrity;

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  identify and characterize applicable threats to pipeline segments that could impact a HCA;

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  improve data collection, integration and analysis;

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  repair and remediate pipelines as necessary; and

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  implement preventive and mitigating actions.

        Although many of Midstream Holdings' pipeline facilities fall within a class that is currently not subject to these requirements, it may incur significant costs and liabilities associated with repair, remediation, preventive or mitigation measures associated with its non-exempt pipelines, particularly its Barnett assets. Midstream Holdings currently estimates that it will incur approximately $2.5 million during 2013 to complete the testing required by existing DOT regulations and their state counterparts. This estimate does not include the costs for any repair, remediation, preventive or mitigating actions that may be determined to be necessary as a result of the testing program, which could be substantial. Such costs and liabilities might relate to repair, remediation, preventive or mitigating actions that may be determined to be necessary as a result of the testing program, as well as lost cash flows resulting from shutting down Midstream Holdings' pipelines during the pendency of such testing and repairs. Additionally, should Midstream Holdings fail to comply with DOT or comparable state regulations, it could be subject to penalties and fines. If future DOT pipeline integrity management regulations were to require that Midstream Holdings expand its integrity managements program to currently unregulated pipelines, including gathering lines, costs associated with compliance may have a material effect on its operations.

        Recently enacted pipeline safety legislation, the Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011, or the 2011 Pipeline Safety Act, reauthorizes funding for federal pipeline safety programs, increases penalties for safety violations, establishes additional safety requirements for newly constructed pipelines, and requires studies of certain safety issues that could result in the adoption of new regulatory requirements for existing pipelines. The 2011 Pipeline Safety Act, among other things, increases the maximum civil penalty for pipeline safety violations and directs the Secretary of Transportation to promulgate rules or standards relating to expanded integrity management requirements, automatic or remote-controlled valve use, excess flow valve use, leak detection system installation and testing to confirm the material strength of pipe operating above 30% of specified minimum yield strength in high consequence areas. On September 25, 2013, the Pipeline and Hazardous Materials Safety Administration, or PHMSA, released a final rule increasing the civil penalty maximums for pipeline safety violations. The rule increased the maximum penalties from $100,000 to $200,000 per day for each violation and from $1,000,000 to $2,000,000 for a related series of violations and that will apply safety regulations to certain rural low-stress hazardous liquid pipelines not previously covered by some of its safety regulations. PHMSA has also published advance notice of proposed rulemakings to solicit comments on the need for other changes to its natural gas and hazardous liquid pipeline safety regulations, including gathering lines. PHMSA also published an advisory bulletin providing guidance to natural gas transmission operators of the need to verify records related to the maximum allowable operating pressure for each section of a pipeline system. Midstream Holdings has completed the verification process and, in some cases, performed hydrostatic tests on pipelines to confirm and document the maximum allowable operating pressures. Midstream Holdings does not expect that any final rulemaking by PHMSA regarding verification of maximum allowable operating pressure would materially affect its operations or revenues.

        The National Transportation Safety Board has recommended that the PHMSA make a number of changes to its rules, including removing an exemption from most safety inspections for natural gas pipelines installed before 1970. While Midstream Holdings cannot predict the outcome of legislative or regulatory initiatives, such legislative and regulatory changes could have a material effect on its operations, particularly by extending more stringent and comprehensive safety regulations (such as integrity management requirements) to pipelines and gathering lines not previously subjected to these requirements. While Midstream Holdings expects any legislative or regulatory changes to allow it time to become compliant with new requirements, costs associated with compliance may have a material effect on Midstream Holdings' operations.

        States are largely preempted by federal law from regulating pipeline safety, but they may assume responsibility for enforcement of federal regulations and the inspection of intrastate pipelines. States may adopt stricter standards for intrastate pipelines than those imposed by the federal government for interstate lines; however, states vary considerably in their authority and capacity to address pipeline safety. State standards may include requirements for facility design and management in addition to requirements for pipelines. Midstream Holdings does not anticipate any significant problems in complying with state laws and regulations applicable to its operations. Midstream Holdings' natural gas pipelines have continuous inspection and compliance programs designed to maintain compliance with federal and state pipeline maintenance, safety and pollution control requirements.

        Midstream Holdings may be subject to the Chemical Facility Anti-Terrorism Standards Act, or the CFATS, which is administered by the U.S. Department of Homeland Security, or DHS. CFATS requires that certain facilities register with the DHS to determine if their facilities are exempt from regulation or if they present a high level of security risk. A facility determined to have a high level of security risk will be placed by the DHS into a tier level based on a risk-based tier system. All facilities placed into a tier will be required to provide additional information to help determine final security measures. Covered facilities that are determined by DHS to pose a high level of security risk will be required to prepare and submit Security Vulnerability Assessments and Site Security Plans as well as comply with other regulatory requirements, including those regarding inspections, audits, recordkeeping, and protection of chemical-terrorism vulnerability information. Midstream Holdings has complied with the requirements of CFATS by registering certain of its facilities with the DHS.

        While Midstream Holdings is not currently subject to governmental standards for the protection of computer-based systems and technology from cyber threats and attacks, proposals to establish such standards are being considered by the U.S. Congress and by U.S. executive branch departments and agencies, including DHS, and Midstream Holdings may become subject to such standards in the future. A significant cyber-attack could have a material effect on Midstream Holdings' operations and those of Midstream Holdings' customers.

        In addition, Midstream Holdings is subject to a number of federal and state laws and regulations, including the federal Occupational Safety and Health Act, referred to as OSHA, and comparable state statutes, whose purpose is to protect the health and safety of workers, both generally and within the pipeline industry. The applicable laws and regulations include the OSHA hazard communication standard, the EPA community right-to-know regulations under Title III of the federal Superfund Amendment and Reauthorization Act, the EPA Accidental Release Prevention regulations under the Clean Air Act and comparable state statutes require that information be maintained concerning hazardous materials used or produced in Midstream Holdings' operations, that this information be provided to employees, state and local government authorities and citizens and that Midstream Holdings prepare a risk management plan which is submitted to the EPA. Midstream Holdings is also subject to OSHA Process Safety Management regulations, which are designed to prevent or minimize the consequences of catastrophic releases of toxic, reactive, flammable or explosive chemicals. These regulations apply to any process which involves a chemical at or above specified thresholds, or any process which involves 10,000 pounds or more of a flammable liquid or gas in one location. Flammable liquids stored in atmospheric tanks below their normal boiling point without the benefit of chilling or refrigeration are exempt. Midstream Holdings has an internal program of inspection designed to monitor and enforce compliance with worker safety requirements. Midstream Holdings believes that it is in material compliance with all applicable laws and regulations relating to worker health and safety. However, compliance with these laws and regulations sometimes requires facilities to be shut down for internal inspections, which can have a significant impact on processing unit availability.

Regulation of Operations

        Regulation of pipeline gathering and transportation services, natural gas sales and transportation of NGLs may affect certain aspects of Midstream Holdings' business and the market for its products and services.

        Gathering Pipeline Regulation.    Section 1(b) of the Natural Gas Act of 1938, or the NGA, exempts natural gas gathering facilities from regulation by the Federal Energy Regulatory Commission, or FERC, under the NGA. Although FERC has not made any formal determinations with respect to any of Midstream Holdings' facilities, Midstream Holdings believes that the natural gas pipelines in its gathering systems meet the traditional tests FERC has used to establish whether a pipeline is a gathering pipeline not subject to FERC jurisdiction. The distinction between FERC-regulated transmission services and federally unregulated gathering services, however, has been the subject of substantial litigation, and FERC determines whether facilities are gathering facilities on a case-by-case basis, so the classification and regulation of some of Midstream Holdings' natural gas gathering facilities and intrastate transportation pipelines may be subject to change based on future determinations by FERC, the courts, or Congress. If FERC were to consider the status of an individual facility and determine that the facility or services provided by it are not exempt from FERC regulation under the NGA and that the facility provides interstate service, the rates for, and terms and conditions of, services provided by such facility would be subject to regulation by FERC under the NGA or the NGPA. Such regulation could decrease revenue, increase operating costs, and, depending upon the facility in question, could adversely affect Midstream Holdings' results of operations and cash flows. In addition, if any of Midstream Holdings' facilities were found to have provided services or otherwise operated in violation of the NGA or the NGPA, this could result in the imposition of civil penalties as well as a requirement to disgorge charges collected for such service in excess of the rate established by FERC.

        State regulation of gathering facilities generally includes various safety, environmental and, in some circumstances, nondiscriminatory take requirements and complaint-based rate regulation. Midstream Holdings' natural gas gathering operations are subject to ratable take and common purchaser statutes in the states in which it operates. These statutes generally require Midstream Holdings' gathering pipelines to take natural gas without undue discrimination in favor of one producer over another producer or one source of supply over another similarly situated source of supply. The regulations under these statutes can have the effect of imposing some restrictions on Midstream Holdings' ability as an owner of gathering facilities to decide with whom it contracts to gather natural gas. States in which Midstream Holdings operates have adopted a complaint-based regulation of natural gas gathering activities, which allows natural gas producers and shippers to file complaints with state regulators in an effort to resolve grievances relating to gathering access and rate discrimination. Midstream Holdings cannot predict whether such a complaint will be filed against it in the future. Failure to comply with state regulations can result in the imposition of administrative, civil and criminal remedies. To date, there has been no adverse effect to Midstream Holdings' system due to these regulations.

        Natural gas gathering may receive greater regulatory scrutiny at both the state and federal levels. Midstream Holdings' gathering operations could be adversely affected should they be subject in the future to more stringent application of state or federal regulation of rates and services. Midstream Holdings' gathering operations also may be or become subject to additional safety and operational regulations relating to the design, installation, testing, construction, operation, replacement and management of gathering facilities. Additional rules and legislation pertaining to these matters are considered or adopted from time to time. Midstream Holdings cannot predict what effect, if any, such changes might have on its operations, but the industry could be required to incur additional capital expenditures and increased costs depending on future legislative and regulatory changes.

        Intrastate Natural Gas Pipeline Regulation.    Midstream Holdings' subsidiaries, Southwestern Gas Pipeline, L.L.C. and Acacia Natural Gas, L.L.C., or Acacia, are subject to rate regulation under the Texas Utilities Code, as implemented by the Texas Railroad Commission, or the TRRC, and each have tariffs on file with the TRRC. Generally, the TRRC is vested with the authority to ensure that rates, operations and services of natural gas utilities, including intrastate pipelines and gatherers who have exercised eminent domain authority under the Texas Utilities Code, are just and reasonable, and not discriminatory. The rates Midstream Holdings charges for intrastate services are deemed just and reasonable under Texas law unless challenged in a complaint. Midstream Holdings cannot predict whether such a complaint will be filed against Midstream Holdings or whether the TRRC will change its regulation of these rates. Failure to comply with the Texas Utilities Code can result in the imposition of administrative, civil and criminal remedies. To date, there has been no adverse effect to Midstream Holdings' system due to this regulation.

        The TRRC's current code of conduct applies the common purchaser act to gathering and transportation activities. The common purchaser statutes generally require pipelines to purchase or take without undue discrimination as to source of supply or producer. These statutes are designed to prohibit discrimination in favor of one producer over another producer or one source of supply over another source of supply. The regulations under these statutes can have the effect of imposing some restrictions on Midstream Holdings' ability as an owner of pipeline facilities to decide with whom it contracts to purchase natural gas. Texas has adopted a complaint-based regulation of natural gas purchasing, gathering and transportation activities, which allows natural gas producers and shippers to file complaints with state regulators in an effort to resolve grievances relating to natural gas purchases and gathering and transportation access and rate discrimination.

        In Texas, natural gas gathering and transmission pipelines are subject to laws regarding rates, competition and confidentiality ("Competition Statute") and are subject to complaint procedures for challenging determinations of lost and unaccounted for gas by gas gatherers, processors and transporters ("LUG Statute"). The Competition Statute allows the TRRC the ability to use either a cost-of-service method or a market-based method for setting rates for natural gas gathering and/or transmission in formal rate proceedings. It also gives the TRRC specific authority to enforce its statutory duty to prevent discrimination in natural gas gathering and transportation, to enforce the requirement that parties participate in an informal complaint process, and to punish purchaser, transporters, and gatherers for taking discriminatory actions against shippers and sellers. The LUG Statute modifies the informal complaint process at the TRRC with procedures unique to lost and unaccounted for gas issues. Midstream Holdings cannot predict what effect, if any, these statutes might have on its operations, but they have had no adverse effect since they were enacted in 2007.

        The pipeline, which Midstream Holdings refers to as the Acacia transmission system, owned by Acacia, provides interruptible transportation of natural gas in interstate commerce pursuant to Section 311 of the NGPA, and Part 284 of FERC's regulations. The NGPA regulates, among other things, the provision of transportation services by an intrastate natural gas pipeline on behalf of an interstate natural gas pipeline or a local distribution company ("LDC") served by an interstate natural gas pipeline. Pipelines providing transportation service under Section 311 of the NGPA are required to provide services on an open and nondiscriminatory basis. The rates, terms and conditions of the transportation services provided under Section 311 are subject to FERC regulation. Under Section 311, rates charged for intrastate transportation must be fair and equitable, and amounts collected in excess of fair and equitable rates are subject to refund with interest. Rates for service pursuant to Section 311 of the NGPA are generally subject to review and approval by FERC at least once every five years. The terms and conditions of service set forth in the intrastate facility's statement of operating conditions are also subject to FERC review and approval. In addition, Acacia is required to file periodic reports with FERC. Midstream Holdings believes that it is in material compliance with all applicable state and federal laws and regulations governing the Acacia transmission system. Midstream Holdings' most recent rate filing was accepted by FERC on November 30, 2012. Should FERC determine not to authorize rates equal to or greater than Midstream Holdings' currently approved Section 311 rates, its business may be adversely affected. Failure to observe the service limitations applicable to transportation and storage services under Section 311, failure to comply with the rates approved by FERC for Section 311 service, and failure to comply with the terms and conditions of service established in the pipeline's FERC-approved statement of operating conditions could result in alteration of jurisdictional status, or the imposition of administrative, civil and criminal remedies.

        Under Oklahoma statutes a gatherer may not refuse to provide "open access" natural gas gathering "including the redelivery of such natural gas to existing redelivery points" for a fee, subject to certain exceptions. Further, a gatherer may not impose unfair, unjust, unreasonable or unduly discriminatory fees and terms of service. The Oklahoma Corporation Commission ("OCC") has the authority to remedy such fees or terms by ordering an adjustment of the fees and terms offered by the gatherer. If the natural gas is also processed by the gatherer, the OCC may provide a mechanism in the fee that replicates bypassing the shipper's natural gas. In general, the statutes require that the OCC determine fees and terms of service that would result from "arms-length bargaining in good faith in a competitive market between persons of equal bargaining power." Oklahoma statutes also provide that the OCC has jurisdiction to adjudicate complaints regarding the purchase and transportation of natural gas. The OCC may order the purchase or transportation of natural gas by the pipeline, subject to certain exceptions.

        Natural Gas Storage Regulation.    The storage field's injection and withdrawal wells used in association with the Acacia system, along with water disposal wells located at the Bridgeport processing facility, are under the jurisdiction of the TRRC. Regulatory requirements for these wells involve monthly and annual reporting of the natural gas and water disposal volumes associated with the operation of such wells, respectively. Results of periodic mechanical integrity tests run on these wells must also be reported to the TRRC. Midstream Holdings believes that it is in material compliance with all applicable rules and regulations related to these wells.

Environmental Matters

        General.    Midstream Holdings' natural gas gathering, processing, transportation and fractionation activities are subject to stringent and complex federal, state and local laws and regulations relating to the protection of the environment. As an owner or operator of these facilities, Midstream Holdings must comply with these laws and regulations at the federal, state and local levels. These laws and regulations can restrict or impact Midstream Holdings' business activities in many ways, such as:

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  requiring the installation of pollution-control equipment, imposing emission or discharge limits or otherwise restricting the way Midstream Holdings operates, resulting in additional costs to its operations;

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  limiting or prohibiting construction activities in areas, such as air quality nonattainment areas, wetlands, coastal regions or areas inhabited by endangered or threatened species;

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  delaying system modification or upgrades during review of permit applications and revisions;

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  requiring investigatory and remedial actions to mitigate discharges, releases or pollution conditions associated with Midstream Holdings' operations or attributable to former operations; and

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  enjoining the operations of facilities deemed to be in non-compliance with permits issued pursuant to or regulatory requirements imposed by such environmental laws and regulations.

        Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties and natural resource damages. Certain environmental statutes impose strict joint and several liability for costs required to clean up and restore sites where hazardous substances, hydrocarbons or solid wastes have been disposed or otherwise released. Moreover, neighboring landowners and other third parties may file common law claims for personal injury and property damage allegedly caused by the release of hazardous substances, hydrocarbons or solid waste into the environment.

        The trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment and thus, there can be no assurance as to the amount or timing of future expenditures for environmental compliance or remediation and actual future expenditures may be different from the amounts Midstream Holdings currently anticipates. As with the midstream industry in general, complying with current and anticipated environmental laws and regulations can increase Midstream Holdings' capital costs to construct, maintain and operate equipment and facilities. While these laws and regulations affect Midstream Holdings' maintenance capital expenditures and net income, it does not believe they will have a material adverse effect on its business, financial position or results of operations or cash flows, nor does it believe that they will affect its competitive position since the operations of its competitors are generally similarly affected. In addition, Midstream Holdings believes that the various environmental activities in which it is presently engaged are not expected to materially interrupt or diminish Midstream Holdings' operational ability to gather natural gas. Midstream Holdings cannot assure you, however, that future events, such as changes in existing laws or enforcement policies, the promulgation of new laws or regulations, or the development or discovery of new facts or conditions will not cause it to incur significant costs. Below is a discussion of the material environmental laws and regulations that relate to Midstream Holdings' business. Midstream Holdings believes that it is in substantial compliance with all of these environmental laws and regulations.

        Hazardous Waste.    Midstream Holdings' operations generate solid wastes, including some hazardous wastes, that are subject to the federal Resource Conservation and Recovery Act, or RCRA, and comparable state laws, which impose requirements for the handling, storage, treatment and disposal of hazardous waste. RCRA currently exempts many natural gas gathering and field processing wastes from classification as hazardous waste. Specifically, RCRA excludes from the definition of hazardous waste produced waters and other wastes intrinsically associated with the exploration, development, or production of crude oil and natural gas. However, these oil and gas exploration and production wastes may still be regulated under state solid waste laws and regulations. Moreover, common industrial wastes generated by Midstream Holdings that do not fall under the RCRA exemption for oil and gas exploration and production wastes, such as paint wastes, waste solvents, laboratory wastes, and waste compressor oils may be regulated as special or hazardous waste. The transportation of natural gas and NGL in pipelines may also generate some hazardous wastes subject to RCRA or comparable state law requirements.

        Site Remediation.    The Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, also known as the Superfund law, and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons responsible for the release of hazardous substances into the environment. Such classes of persons include the current and past owners or operators of sites where a hazardous substance was released and companies that disposed or arranged for disposal of hazardous substances at offsite locations, such as landfills. Although petroleum as well as natural gas is excluded from CERCLA's definition of "hazardous substance," in the course of Midstream Holdings' ordinary operations, Midstream Holdings generates wastes that may be designated as hazardous substances. CERCLA authorizes the U.S. Environmental Protection Agency, or EPA, states, and in some cases, third parties to take actions in response to releases or threatened releases of hazardous substances into the environment and to seek to recover from the classes of responsible persons the costs they incur. Under CERCLA, Midstream Holdings could be subject to strict joint and several liability for the costs of cleaning up and restoring sites where hazardous substances have been released into the environment and for damages to natural resources.

        Midstream Holdings currently owns, leases or operates, and may have in the past owned, leased or operated, properties that for many years have been used for the measurement, gathering, compression, treating and processing of natural gas. Although Midstream Holdings typically used operating and disposal practices that were standard in the industry at the time, petroleum hydrocarbons or wastes may have been disposed of or released on or under the properties owned, leased or operated by it or on or under other locations where such substances have been taken for disposal. Such petroleum hydrocarbons or wastes may have migrated to property adjacent to Midstream Holdings' owned, leased or operated sites or the disposal sites. In addition, some of the properties may have been operated by third parties or by previous owners whose treatment and disposal or release of petroleum hydrocarbons or wastes was not under Midstream Holdings' control. These properties and the substances disposed or released on them may be subject to CERCLA, RCRA and analogous state laws. Under such laws, Midstream Holdings could be required to remove previously disposed wastes, including waste disposed of by prior owners or operators; remediate contaminated property, including groundwater contamination, whether from prior owners or operators or other historic activities or spills; or perform remedial operations to prevent future contamination. Midstream Holdings is not currently identified as a potentially responsible party in any federal or state Superfund site remediation and there are no current, pending or, to Midstream Holdings' knowledge, anticipated Superfund response or remedial activities at or implicating Midstream Holdings' facilities or operations.

        Air Emissions.    The Clean Air Act, and comparable state laws, regulate emissions of air pollutants from various industrial sources, including natural gas processing plants and compressor stations, and also impose various emission limits, operational limits and monitoring, reporting and record keeping requirements on air emission sources. Failure to comply with these requirements could result in monetary penalties, injunctions, conditions or restrictions on operations, and potentially criminal enforcement actions. Such laws and regulations require pre- construction permits for the construction or modification of certain projects or facilities with the potential to emit air emissions above certain thresholds. These pre-construction permits generally require use of best available control technology ("BACT") to limit air emissions. Several EPA new source performance standards ("NSPS") and national emission standards for hazardous air pollutants ("NESHAP") also apply to Midstream Holdings' facilities and operations. These NSPS and NESHAP standards impose emission limits and operational limits as well as detailed testing, recordkeeping and reporting requirements on the "affected facilities" covered by these regulations. Several Midstream Holdings facilities are "major" facilities requiring Title V operating permits which impose semi-annual reporting requirements. Midstream Holdings operates in material compliance with these various air quality regulatory programs. Midstream Holdings may incur capital expenditures in the future for air pollution control equipment in connection with complying with existing and recently proposed rules, or with obtaining or maintaining operating permits and complying with federal, state and local regulations related to air emissions. However, Midstream Holdings does not believe that such requirements will have a material adverse effect on its operations.

        In addition, the EPA included Wise County in its January 2012 revision to the Dallas-Ft. Worth ozone nonattainment area for the 2008 revised ozone national ambient air quality standard ("NAAQS"). As a result of this designation, new major sources, meaning sources that emit greater than 100 tons/year of nitrogen oxides ("NOx") and volatile organic compounds ("VOCs"), as well as major modifications of existing facilities resulting in net emissions increases of greater than 40 tons/year of NOx or VOCs, are subject to more stringent new source review ("NSR") pre-construction permitting requirements than they would be in an area that is in attainment with the 2008 ozone NAAQS. NSR pre-construction permits can take twelve to eighteen months to obtain and require the permit applicant to offset the proposed emission increases with reductions elsewhere at 1.15 to 1 ratio. In addition, more stringent Texas emission standards could be applied to Devon's existing compressor engines requiring Devon to install additional emission controls or otherwise affecting operations. Costs to comply with these more stringent standards are estimated at approximately $15 million. Devon, Texas industry trade groups and the State of Texas filed petitions for reconsideration with EPA and a petition for review in the U.S. D.C. Circuit Court of Appeals challenging the nonattainment designation of Wise County under the 2008 ozone NAAQS. The appeal remains pending.

        Water Discharges.    The Federal Water Pollution Control Act, or the Clean Water Act, and analogous state laws impose restrictions and strict controls with respect to the discharge of pollutants, including spills and leaks of oil and other substances, into waters of the United States. The discharge of pollutants into jurisdictional waters is prohibited, except in accordance with the terms of a permit issued by the EPA or a delegated state agency. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with discharge permits or other requirements of the Clean Water Act and analogous state laws and regulations. EPA regulations also require facilities that store oil to have spill prevention control and countermeasure ("SPCC") plans. Midstream Holdings' facilities are in material compliance with EPA SPCC requirements. Any unpermitted release of petroleum or other pollutants from Midstream Holdings' operations could result in government penalties and civil liability.

        Endangered Species.    The Endangered Species Act, or ESA, restricts activities that may affect endangered or threatened species or their habitats. While some of Midstream Holdings' processing facilities and pipelines are located in areas that are or may be designated as habitats for endangered or threatened species, Midstream Holdings believes that it is in substantial compliance with the ESA. However, the designation of previously unidentified endangered or threatened species could cause Midstream Holdings to incur additional costs or become subject to limits on future development activity in the affected areas. Specifically, the Northridge Gas Plant and Gathering System in southeast

Oklahoma are located in a habitat for the American Burying Beetle, a federally-listed endangered species. However, location in this habitat does not affect current plant and gathering system operations and there are no construction projects currently planned for the plant which could trigger ESA requirements.

        Climate Change.    In December 2009, the EPA determined that emissions of greenhouse gases, or GHGs, present an endangerment to public health and the environment because emissions of such gases are, according to the EPA, contributing to the warming of the earth's atmosphere and other climatic changes. Based on these findings, the EPA has adopted regulations under existing provisions of the federal Clean Air Act, that establish Prevention of Significant Deterioration ("PSD") pre-construction permits, and Title V operating permits for GHG emissions from certain large stationary sources. Under these regulations, facilities required to obtain PSD permits must meet "best available control technology" standards for their GHG emissions established by the states or, in some cases, by the EPA on a case-by-case basis. The EPA has also adopted rules requiring the monitoring and reporting of GHG emissions from specified sources in the United States, including, among others, certain onshore oil and natural gas processing and fractionating facilities. Midstream Holdings believes it is in substantial compliance with all GHG emissions permitting and reporting requirements applicable to Midstream Holdings' operations. While Congress has from time to time considered legislation to reduce emissions of GHGs, the prospect for adoption of significant legislation at the federal level to reduce GHG emissions is perceived to be low at this time. Nevertheless, the Obama administration has announced it intends to adopt additional regulations to reduce emissions of GHGs and to encourage greater use of low carbon technologies. Although it is not possible at this time to predict how legislation or new regulations that may be adopted to address GHG emissions would impact Midstream Holdings' business, any such future laws and regulations that limit emissions of GHGs could adversely affect demand for the oil and natural gas that exploration and production operators produce, some of whom are Midstream Holdings' customers, which could thereby reduce demand for its midstream services. Finally, it should be noted that some scientists have concluded that increasing concentrations of GHGs in the Earth's atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts and floods and other climatic events; if any such effects were to occur, it is uncertain if they would have an adverse effect on Midstream Holdings' financial condition and operations.

Title to Properties and Rights-of-Way

        Midstream Holdings' real property falls into two categories: (i) parcels that it owns in fee and (ii) parcels in which its interest derives from easements, rights-of-way, leases, permits or licenses from landowners or governmental authorities permitting the use of such land for its operations. The surface of the land on which Midstream Holdings' processing facilities and many of its compressors and other facilities are located is owned by Midstream Holdings in fee title, and Midstream Holdings believes that it has satisfactory title to such land. Midstream Holdings has no knowledge of any challenge to the underlying title of any material easement, right-of-way, lease, permit or license it holds or to its title to any material easement, right-of-way, permit or lease, and Midstream Holdings believes that it has satisfactory title to all of its material easements, rights-of-way, permits and licenses.

        Some of the easements, rights-of-way, permits and licenses to be transferred to Midstream Holdings may require the consent of the grantor of such rights, which in certain instances is a governmental entity. Midstream Holdings expects to obtain, prior to the consummation of the mergers, sufficient third-party consents, permits and authorizations for the transfer of the assets necessary to enable Midstream Holdings to operate its business in all material respects as described in this filing. With respect to any material consents, permits or authorizations that have not been obtained prior to the consummation of the mergers, the mergers will not be consummated unless reasonable bases exist that permit Midstream Holdings to conclude that such consents, permits or authorizations will be obtained within a reasonable period following the consummation of the mergers, or the failure to obtain such consents, permits or authorizations will have no material adverse effect on the operation of Midstream Holdings' business.

Employees

        Midstream Holdings does not have any employees. All of the employees required to conduct and support Midstream Holdings' operations will be employed by an affiliate of Devon or Crosstex after the consummation of the mergers. None of these employees are covered by collective bargaining agreements, and Devon considers its employee relations to be good.

Legal Proceedings

        Midstream Holdings' operations are subject to a variety of risks and disputes normally incident to its business. As a result, it is and may, at any given time, be a defendant in various legal proceedings and litigation arising in the ordinary course of business. However, assets that will be contributed to Midstream Holdings are not currently subject to any material litigation.

        With respect to Midstream Holdings' properties, Devon maintains insurance policies with insurers in amounts and with coverage and deductibles that Midstream Holdings, with the advice of its insurance advisors and brokers, believes are reasonable and prudent. Midstream Holdings cannot, however, assure you that this insurance will be adequate to protect it from all material expenses related to potential future claims for personal and property damage or that these levels of insurance will be available in the future at economical prices or at all.

ANNEX I
GLOSSARY OF TERMS

        As generally used in the energy industry and in this filing, the identified terms have the following meanings:

Abbreviation	Term
Bbl(s)	Barrel(s) (equal to 42 gallons)
Bcf	Billion cubic feet
Btu	British thermal units
/d	Per day
HP	Horsepower
MBbls	Thousand Barrels
MMBtu	Million British thermal units
MMcf	Million cubic feet
NGL(s)	Natural gas liquid(s)

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  Exhibit 99.1